EXHIBIT 7

Consolidated Report of Condition of

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION

150 Royall Street, Canton, MA 02021
at the close of business December 31, 2024.

ASSETS	Dollar Amounts In Thousands
Cash and balances due from depository institutions:	
Noninterest-bearing balances and currency and coin	2,104
Interest-bearing balances	361,932
Securities:	
Held-to-maturity securities	-0-
Available-for-sale securities	-0-
Federal funds sold and securities purchased under agreements to resell:	
Federal funds sold in domestic offices	-0-
Securities purchased under agreements to resell	-0-
Loans and lease financing receivables:	
Loans and leases held for sale	-0-
Loans and leases, net of unearned income	-0-
LESS: Allowance for loan and lease losses	-0-
Loans and leases, net of unearned income and allowance	-0-
Trading assets	-0-
Premises and fixed assets (including capitalized leases)	6,464
Other real estate owned	-0-
Investments in unconsolidated subsidiaries and associated companies	-0-
Direct and indirect investments in real estate ventures	-0-
Intangible assets:	
Goodwill	134,206
Other intangible assets	437,126
Other assets	149,658
Total assets	1,091,490

LIABILITIES

Deposits:	
In domestic offices	-0-
Noninterest-bearing	-0-
Interest-bearing	-0-
Federal funds purchased and securities sold under agreements to repurchase:	
Federal funds purchased in domestic offices	-0-
Securities sold under agreements to repurchase	-0-
Trading liabilities	-0-
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	-0-
Not applicable	
Not applicable	
Subordinated notes and debentures	-0-
Other liabilities	150,750
Total liabilities	150,750

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	500
Surplus (exclude all surplus related to preferred stock)	850,876
Retained earnings	89,364
Accumulated other comprehensive income	-0-
Other equity capital components	-0-
Total bank equity capital	940,740
Noncontrolling (minority) interests in consolidated subsidiaries	-0-
Total equity capital	940,740
Total liabilities and equity capital	1,091,490

I, Greg Brandt, Assistant Controller of the above named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Greg Brandt

Greg Brandt
Assistant Controller